EXHIBIT 10.1

COASTAL PETROLEUM COMPANY Post Office Box 609 • Apalachicola, FL 32329 Telephone (850) 653-2732 FAX (850) 653-8804

May 22, 2008

Max Pozzoni
Cobra Oil & Gas Company
Uptown Center
2100 West Loop South
Suite 900
Houston, Texas 77027

Re:	Farmout Including 82,801.38 Net Acres of Coastal Acreage
in Valley County, Montana - Memorandum of Intent

Dear Max,

This Memorandum of Intent (“Memorandum”) outlines the terms and conditions under which Coastal Petroleum Company (“Coastal”), is willing to enter into a formal farmout agreement (the “Agreement”) with Cobra Oil & Gas Company (“Cobra”), collectively hereafter the “parties”, on all of the remaining leases owned by Coastal located in Valley County, Montana:

1.
Coastal has 82,801.38 net acres of leases, (the “Leases”). The Leases are 100% working interest leases with between 75.5 and 80.5% net revenue interests. A copy of the Schedule of Leases is attached as Attachment A.

2.
Coastal is offering to farmout the Leases to Cobra for: a payment of $180,000 to Coastal at the time this Memorandum of Intent is executed, granting Cobra the option right to any time before two years from the date of this Agreement, Cobra may exercise a right to purchase a 50% interest in the leases for the sum of $1,000,000, paid as described hereafter. Before the exercise of this right to purchase, Cobra may elect to drill at its cost any well on the Leases and earn a 50% interest therein. After the election to purchase and payment, either party may propose wells and the non-participating party would lose any interest in only the spacing unit for the well in which it did not participate.

3.	Cobra wishes to acquire 100% of the total interests Coastal is offering.

4.	In order for Cobra to acquire 100% of the interests Coastal is offering, Cobra and Coastal agree:

A.
At the time this Memorandum of Intent is signed, Cobra shall pay to Coastal the sum of $180,000. Coastal agrees to immediately pay the June 1, 2008 rentals of about $126,000 and the $5,000 cost of the geologist’s report.

B.
Cobra shall enjoy a right to purchase 50% of the working interest of the Leases for a period of two years from the date of this Agreement, by agreeing to pay on Coastal‘s behalf $1,000,000 for Coastal’s 50% share of wells drilled on the property by the parties. During this option period Cobra may drill any well it chooses at its cost and earn a 50% working interest in the spacing unit if the well is a producer, even though it has not exercised its right to purchase 50% of the working interest. At the time of full payment for the 50% of the working interest, Coastal shall assign the full 50% undivided working interest in the Leases to Cobra.

5.	Cobra will be under no obligation to drill any well on the property before it exercises its right to purchase the 50% interest in the leases from Coastal.

6.
The form for the Joint Operating Agreement, Attachment B, shall be the model for each well drilled under the Agreement. Of course, if either party drills a well on its own, without the participation of the other, that party could operate that well.

7.
An Area of Mutual Interest (AMI) shall exist within four miles of the Leases, excluding the acreage and AMI within the Starbuck East agreement assigned to another corporation. Each party shall offer to the other party the right to participate for its current share of the interest in the Leases in the acquisition of any lease or other interest that party may have the option to acquire, at the same percentage of the cost of acquisition. In the event that the other party declines to participate, then that lease or other interest shall become outside this AMI and the other party shall have no interest under the AMI rights. A party may propose geological investigations of whatever character within the AMI, and that party shall offer to the other party the right to participate in the costs and results of the proposed geological investigation. In the event that the other party declines to participate, then that party shall have no right to the information and data from the geological investigation. However, declining to participate in the geological investigation shall not affect that party’s right to participate in any well proposed by the party.

8.	A Formal Agreement shall be completed and executed by the parties hereto within ten (10) days of the date of this Memorandum of Intent.

If the terms and conditions of this Memorandum of Intent are acceptable to you, please indicate your agreement by executing the statement below on each of the two originals of this Memorandum. Please return one of the signed originals.

Sincerely,
/s/ Robert J. Angerer, Sr.
Robert J. Angerer, Sr.
Chairman of the Board

Cobra Oil & Gas Company agrees with the foregoing terms and conditions of this Memorandum of Intent.

/s/ Max Pozzoni
Max Pozzoni
President